Exhibit 99

  OPTIONABLE REPORTS RECORD RESULTS FOR THE 2006 FOURTH QUARTER AND FULL YEAR


               REVENUE AND NET INCOME INCREASE TO ALL TIME HIGHS




Valhalla, NY (February 06, 2006) ... Optionable, Inc (OTCBB: OPBL), a leading provider of natural gas and other energy derivatives brokerage services, announced today record results for its fourth quarter and year ended December 31, 2006. The Company said that revenues increased 310 percent for the fourth quarter and 177 percent for the full year compared to prior-year periods, and net income reached all-time highs, increasing 859 percent for the fourth quarter and 393 percent for the full year compared to prior-year periods.

Revenues for the fourth quarter ended December 31, 2006, were $6.8 million, with net income of $2.5 million, or $0.05 per diluted share, up from $1.7 million in revenue, and net income of $262,769, or $0.01 per diluted share, for the fourth quarter of 2005. Operating margin increased to 58 percent for this year's fourth quarter up from 19 percent for the fourth quarter of 2005. The weighted average number of diluted common shares used in the computations was 53,020,901 and 51,750,647 for the fourth quarter of 2006 and of 2005, respectively.

Commenting on the results, Optionable CEO Kevin Cassidy said, "2006 was a benchmark year for us, with the launch of our electronic trading platform, OPEX(R), as well as our Analytics service. We're particularly happy with these results as they are due almost entirely to our customers' positive response to the innovative and impeccable service we delivered to them. These results also demonstrate a very healthy and largely untapped market for our derivative brokerage services.

"The results for the quarter and the year were driven primarily by our voice-brokerage and open outcry service; however, OPEX, which we launched in July 2006, is beginning to add to our overall revenue mix. We expect that the efficiency of OPEX in executing trades, will cause its contribution to revenue to become a substantial portion of the mix as we progress into 2007 and even 2008, particularly as we begin to open up the market for our services."

Cassidy continued, "We intend to build on the success we've enjoyed to date, adding products and services beyond our capabilities in the energy derivative market and Analytics. We intend to look at expanding our relationship with NYMEX, and increase the traction of OPEX. In short, there are a number of strategic opportunities in front of us and we will examine each one thoroughly and carefully in order to continue building Optionable into a force in the derivatives brokerage business.

"During the past year we experimented with releasing the number of contracts traded on a monthly basis, but at this point we feel the information is more meaningful when it is part of a quarterly earnings release."

Revenues for the year ended December 31, 2006, were $16.1 million, with net income of $6.2 million, or $0.12 per diluted share, up from $5.8 million in revenues with net income of $1.3 million, or $0.02 per diluted share. Operating margin increased to 52 percent for 2006, up from 26 percent for 2005. The weighted average number of diluted common shares used in the computations was 52,559,445 for 2006 and 51,524,732 for 2005. As of December 31, 2006, the Company had cash and cash equivalents of $7.9 million.

The Company announced in January 2007 that three of its founding stockholders executed a binding term sheet for an agreement with NYMEX Holdings, Inc. (NYSE:NMX) ("NYMEX") concerning certain cooperative technology initiatives, the acquisition of a 19 percent stake in Optionable by NYMEX from its three founding stockholders and Optionable's issuance to NYMEX of a warrant which would permit it to increase its ownership in Optionable.

The Company also announced in January 2007 that due to its rapid growth, it re-located its headquarters to larger facilities in Westchester County.

Webcast of Earnings Conference Call

Optionable Inc's management will host a conference call on Tuesday, February 6, 2007, at 5:00 pm Eastern time, to review its 2006 year end results. This call will be broadcast live over the Internet simultaneously and may be accessed at www.optionable.com or www.vcall.com. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the conclusion of the call and continue for 30 days.

About Optionable

Optionable, Inc. is a leading provider of natural gas and other energy derivatives trading and brokerage services, headquartered in Valhalla, NY. The company provides its services to brokerage firms, financial institutions, energy traders and hedge funds nationwide. In addition to the traditional voice brokerage business, Optionable developed an automated derivatives trading platform. OPEX(R) is a real-time electronic trade matching and brokerage system designed to improve liquidity and transparency in the energy derivatives market. For more information about Optionable and OPEX please visit www.optionable.com.

Safe Harbor Statement

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with market acceptance of OPEX, our ability to retain key employees, reliance of strategic relationships, intense and increasing competition, concentration of services revenues related to natural gas derivatives, increased governmental regulations as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Optionable assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

OPEX is a servicemark of Optionable, Inc.

Contact Information:

Rudy Barrio (investors)
Allen & Caron Inc
Tel: 212 691 8087
Email: r.barrio@allencaron.com

or

Brian Kennedy (media)
Allen & Caron Inc
Tel: 212 691 8087
Email: brian@allencaron.com


                                -TABLES FOLLOW-

                                OPTIONABLE, INC.

                              RESULTS OF OPERATIONS


                        Three Months Ended              Twelve Months Ended
                           December 31,                     December 31,
                   -----------      -----------    ------------      -----------
                       2006             2005           2006              2005
                   -----------      -----------    ------------      -----------
Net revenues       $ 6,831,884      $ 1,668,156    $ 16,069,511      $ 5,805,414
Cost of revenues     2,372,695        1,089,133       6,221,560        3,120,873
                   -----------      -----------    ------------      -----------

Gross profit         4,459,189          579,023       9,847,951        2,684,541

   Total operating
   expenses            472,241          259,317       1,504,624        1,146,206
                   -----------      -----------    ------------      -----------

   Operating income  3,986,948          319,706       8,343,327        1,538,335

Other (expense)
/income, net          (30,299)         (56,937)       (678,097)        (278,771)
                   -----------      -----------    ------------      -----------

Net income before
income tax           3,956,649          262,769       7,665,230        1,259,564

Income tax         (1,435,000)                -     (1,459,052)                -
                   -----------      -----------    ------------      -----------

Net income         $ 2,521,649         $262,769     $ 6,206,178      $ 1,259,564
                   ===========      ===========    ============      ===========

Basic earnings per
common share            $ 0.05           $ 0.01          $ 0.12           $ 0.02
                   ===========      ===========    ============      ===========

Diluted earnings
per common share        $ 0.05           $ 0.01          $ 0.12           $ 0.02
                   ===========      ===========    ============      ===========

Basic weighted
average common
shares outstanding  51,623,374       51,406,431      51,478,354       51,406,431
                   ===========      ===========    ============      ===========
Diluted weighted
average common
shares outstanding  53,020,901       51,750,647      52,559,445       51,524,732
                   ===========      ===========    ============      ===========

                                OPTIONABLE, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                               December 31,      December 31,
                                                   2006              2005
                                             ----------------- -----------------
Current Assets:
Cash                                               $7,913,393       $ 1,811,453
Accounts receivable, net                            2,283,143           352,332
Other receivables                                   1,796,132           458,355

Other current assets                                   64,162                 -
                                             ----------------- -----------------
     Total current assets                          12,056,830         2,622,140


  Other assets                                        227,401           240,274
                                             ----------------- -----------------

     Total assets                                $ 12,284,231       $ 2,862,414
                                             ================= =================

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable and
  accrued expenses                               $ 3,539,124         $ 465,540

Due to related parties                             1,855,210         2,233,771
                                             ----------------- -----------------

     Total liabilities                             5,394,334         2,699,311

Stockholders' Equity:                              6,889,897           163,103
                                             ----------------- -----------------
     Total liabilities and
     stockholders' equity                        $ 12,284,231       $ 2,862,414
                                             ================= =================


                                  END-END-END